UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. )

Filed by the Registrant	☐
Filed by a Party other than the Registrant	☒

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

The Necessity Retail REIT, Inc.
(Name of Registrant as Specified in its Charter)

Blackwells Capital LLC
Blackwells Onshore I LLC
Jason Aintabi
Related Fund Management, LLC
Jim Lozier
Richard O’Toole

(Name Of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required
☐	Fee paid previously with preliminary materials
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

On May 24, 2023, Jason Aintabi was quoted in an article published by Insightia. The quote is excerpted here.

In a statement to Insightia, Blackwells founder Jason Aintabi slammed the two REITs for the merger, calling it a “deceptive effort”' to avoid a potential defeat in the proxy contest.

“Shareholders should be on high alert that the compromised boards of GNL and RTL approved a deal that would arrogate a $375 million ransom payment to AR Global, Michael Weil, and Nick Schorsch in return for all the value they’ve destroyed. Blackwells strongly opposes the cockamamie merger, and expects most other shareholders to do the same,” said the activist.

IMPORTANT ADDITIONAL INFORMATION

Blackwells Onshore I LLC (“Blackwells Onshore”), Blackwells Capital LLC (“Blackwells Capital”), Jason Aintabi (collectively, Mr. Aintabi, Blackwells Onshore and Blackwells Capital, “Blackwells”), Related Fund Management, LLC (“RFM”), Richard O’Toole and James L. Lozier (collectively, Blackwells, RFM and Messrs. O’Toole and Lozier, the “Participants”) are participants in the solicitation of proxies from the stockholders of The Necessity Retail REIT, Inc. (“RTL”) in connection with the 2023 annual meeting of stockholders (including any other meeting of stockholders held in lieu thereof and adjournments, postponements, reschedulings or continuations thereof, the “Annual Meeting”). The Participants have filed with the SEC a definitive proxy statement (the “Proxy Statement”) and accompanying WHITE Universal Proxy Card to be used in connection with any such solicitation of proxies from RTL’s stockholders for the Annual Meeting. BLACKWELLS STRONGLY ADVISES ALL STOCKHOLDERS OF RTL TO READ THE PROXY STATEMENT, THE ACCOMPANYING WHITE UNIVERSAL PROXY CARD AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES BY THE PARTICIPANTS, AS THEY CONTAIN IMPORTANT INFORMATION, INCLUDING ADDITIONAL INFORMATION RELATED TO THE PARTICIPANTS AND THEIR DIRECT OR INDIRECT INTERESTS, BY SECURITY HOLDINGS OR OTHERWISE. The Proxy Statement and an accompanying WHITE Universal Proxy Card are being furnished to some or all of RTL’s stockholders and are available, along with any amendments or supplements to the Proxy Statement and other relevant documents, at no charge on the SEC’s website at http://www.sec.gov/. In addition, the Participants will provide copies of the Proxy Statement without charge upon request. Requests for copies should be directed to Blackwells Onshore.